As filed with the Securities and Exchange Commission on March 24, 2023

Registration No. 333- 191520

Registration No. 333- 191521

Registration No. 333- 196198

Registration No. 333- 205903

Registration No. 333- 214599

Registration No. 333- 256225

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333- 191520

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333- 191521

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333- 196198

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333- 205903

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333- 214599

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333- 256225

UNDER THE SECURITIES ACT OF 1933

Vyant Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-3462475
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2 Executive Campus

2370 State Route 70, Suite 310

Cherry Hill, NJ 08002

(Address of Principal Executive Offices, including Zip Code)

Vyant Bio, Inc. 2021 Equity Incentive Plan

StemoniX, Inc. 2015 Stock Option Plan

Cancer Genetics, Inc. Amended and Restated 2011 Equity Incentive Plan

Cancer Genetics, Inc. Amended and Restated 2008 Stock Option Plan

(Full titles of the plans)

Andrew D. C. LaFrence

2 Executive Campus

2370 State Route 70, Suite 310

Cherry Hill, NJ 08002

(Name and address of agent for service)

(201) 479-1357

(Telephone number, including area code, of agent for service)

With copies to:

Alan Wovsaniker

Lowenstein Sandler LLP

One Lowenstein Drive

Roseland, New Jersey 07068

Tel: 973-597-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) are being filed by Vyant Bio, Inc., a Delaware corporation (the “Company”), to remove from registration all shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) and any and all other securities of the Company remaining unissued and unsold under the following Registration Statements on Form S-8 (the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

●	Registration Statement No. 333-256225, filed on May 18, 2021, pertaining to the registration of an aggregate of 5,931,780 shares of Common Stock, consisting of: (i) 4,500,000 reserved for issuance pursuant to the Vyant Bio, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), (ii) 891,780 shares of Common Stock pursuant to stock option awards outstanding under the StemoniX, Inc. 2015 Stock Option Plan (the “2015 Plan” and, together with the 2021 Plan, the “Plans”), and any additional securities as may become issuable pursuant to the adjustment provisions of the Plans;

●	Registration Statement No. 333-214599, filed on November 14, 2016, pertaining to the registration of an aggregate of 500,000 shares of Common Stock to be issued under the Cancer Genetics, Inc. Amended and Restated 2011 Equity Incentive Plan, and an indeterminable number of shares of Common Stock issuable under such plan, as adjusted as a result of stock splits, stock dividends and anti-dilution provisions;

●	Registration Statement No. 333-205903, filed on July 28, 2015, pertaining to the registration of an aggregate of 650,000 shares of Common Stock to be issued pursuant to the Cancer Genetics, Inc. Amended and Restated 2011 Equity Incentive Plan, and an indeterminable number of shares of Common Stock issuable under such plan, as adjusted as a result of stock splits, stock dividends and anti-dilution provisions;

●	Registration Statement No. 333-196198, filed on May 23, 2014, pertaining to the registration of an aggregate of 1,650,000 shares of Common Stock to be issued pursuant to the Cancer Genetics, Inc. Amended and Restated 2011 Equity Incentive Plan, and an indeterminable number of shares of Common Stock issuable under such plan, as adjusted as a result of stock splits, stock dividends and antidilution provisions;

●	Registration Statement No. 333-191521, filed on October 1, 2013, pertaining to the registration of an aggregate of 350,000 shares of Common Stock to be issued pursuant to the Cancer Genetics, Inc. Amended and Restated 2011 Equity Incentive Plan, and an indeterminable number of shares of Common Stock issuable under such plan, as adjusted as a result of stock splits, stock dividends and antidilution provisions; and

●	Registration Statement No. 333-191520, filed on October 1, 2013, pertaining to the registration of an aggregate of 550,000 shares of Common Stock to be issued pursuant to the Cancer Genetics, Inc. Amended and Restated 2008 Stock Option Plan, and an indeterminable number of shares of Common Stock issuable under such plan, as adjusted as a result of stock splits, stock dividends and antidilution provisions.

For ease of reference, all share numbers above are as stated in the Registration Statements, without giving pro forma effect to any adjustments, as applicable, for subsequent events such as stock splits occurring after the original filing dates of the respective Registration Statements.

In accordance with undertakings made by the Company in each the Registration Statements to remove from registration, by means of a post-effective amendment, any and all securities of the Company that were registered for issuance that remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities of the Company registered but unsold under each of the Registration Statements. As a result of this deregistration, no securities remain registered for sale pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cherry Hill, New Jersey, on March 24, 2023.

VYANT BIO, INC.

By:	/s/ Andrew D. C. LaFrence
Name:	Andrew D. C. LaFrence
Title:	President, Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew D. C. LaFrence Andrew D. C. LaFrence	President, Chief Executive Officer and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	March 24, 2023

/s/ John Fletcher John Fletcher	Chairman of the Board of Directors	March 24, 2023

/s/ Paul Hansen Paul Hansen	Director	March 24, 2023

/s/ Geoffrey Harris Geoffrey Harris	Director	March 24, 2023

/s/ Joanna Horobin Joanna Horobin	Director	March 24, 2023

/s/ Howard McLeod Howard McLeod	Director	March 24, 2023

/s/ John A. Roberts John A. Roberts	Director	March 24, 2023

/s/ Ping Yeh Ping Yeh	Director	March 24, 2023